UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)       December 1, 2005

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-07340	36-2472410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri	63017

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 1, 2005, the Company entered into its standard form of change in control agreement with Gregory W. Kleffner, the Company’s Corporate Vice President and Vice President Finance and Controller. The change in control agreement provides for compensation in connection with termination of employment following a change in control, as well as if all or substantially all of Kellwood’s assets are sold, or if Kellwood is liquidated or ceases to function as a going concern. A change in control is defined as occurring when any corporation or any person or related group acquires at least 25 percent of the Company’s outstanding common stock directly or indirectly. The agreement provides for the payment of a lump sum within five days of the date of termination equal to the sum of (a) two times the officer’s highest base salary in effect during the fiscal year in which the date of termination occurs; (b) two times the officer’s average annual incentive awards during the last three full fiscal years; (c) the incentive award which, pursuant to any Kellwood benefit plan, had accrued or would have accrued to the officer during the last full fiscal year; and (d) the last bonus award earned by the officer under Kellwood’s annual bonus program. Should the payments be considered “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code subject to the excise tax imposed by Section 4999 of the Code, Mr. Kleffner shall be paid an amount necessary to place Mr. Kleffner in the same after-tax position as he would have been in had no excise tax been imposed.

Item 9.01	Financial Statements and Exhibits.
(c) Exhibits
Exhibit No.	Description

99.1

Form of Employment Agreement regarding change of control matters dated November 30, 1984, between Kellwood Company and executive officers, incorporated herein by reference to Form 10-K for the fiscal year ended April 30, 1985, SEC File No. 1-7340.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLWOOD COMPANY

(Registrant)

DATE December 7, 2005	BY	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel